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                                                                    EXHIBIT 99.1

PRESS RELEASE

PENN NATIONAL GAMING PROVIDES GUIDANCE FOR 2002

WYOMISSING, Penn. (Feb. 4, 2002) -- Penn National Gaming, Inc. (PENN:Nasdaq) today provided first quarter and full year guidance targets for 2002, as outlined in the table below and reflecting the recently announced planned common stock offering.

The preliminary full year 2002 guidance implies 30% growth in earnings per diluted share over the record 2001 levels and assumes no material changes in economic conditions, legislative changes or other extraordinary world events. The guidance is also inclusive of the new FASB rule regarding goodwill amortization, which became effective on January 1, 2002.

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(in millions, except per share data)       Q1 2002    FULL YEAR 2002
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
Total revenues                              $ 142          $ 635
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EBITDA                                      $  29          $ 130
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Diluted EPS(a)                              $0.45          $2.00
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(a)   Adjusted for the effect of the planned sale by the Company of 2.5 million shares in the recently announced common stock offering assuming a price of $31.95 per share (the closing price on February 1, 2002). The net proceeds of the offering are intended to repay indebtedness outstanding under the Company's credit facility.

Penn National Gaming owns and operates Charles Town Races in Charles Town, West Virginia, which presently features 2,000 gaming machines; two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; and the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania and the racetrack at Charles Town Races in West Virginia, and operates the Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract. In August 2001, Penn National agreed to acquire Bullwhackers Casino, the adjoining Bullpen Sports Casino, and Silver Hawk Saloon and Casino in Black Hawk, Colorado.

                                    * * * * *

The guidance in this press release concerning the results for the first quarter and full year 2002 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2000. Some of these risks include those relating to the ability of the Company to integrate and manage facilities it acquires, risks relating to the development and expansion of properties, risks of increased

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competition and risks relating to the fact that we are heavily regulated by gaming authorities. Furthermore, the Company does not intend to update publicly any forward-looking statements except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Contact:

      Penn National Gaming, Wyomissing, PA
      William J. Clifford, 610/373-2400

   or

      Jaffoni & Collins Incorporated, New York
      Joseph N. Jaffoni, 212/835-8500
      penn@jcir.com